CONSULTING SERVICES AGREEMENT

    THIS AGREEMENT, made and entered into on November__, 2015, is  effective on the 1st day of  January,  2016 (the “Effective Date”) between Regency Centers, L.P., a Delaware partnership (the “Company”, and Brian M. Smith (the “Consultant”), under the following circumstances:

RECITALS

    Consultant has been a key officer and employee of the Company and its predecessors since 1997.  Effective December 31, 2015, Consultant retired from the Company. To assist in an orderly management transition, Company desires to engage the services of Consultant, and Consultant desires to provide certain consulting services to Company, for a period of time, subject to and in accordance with the terms of this Agreement.

    THEREFORE, in consideration of the mutual covenants and promises of the parties herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
CONSULTANT'S SERVICES AND RESPONSIBILITIES

    1.1   Services.  At the request of the Company, Consultant shall assist the Company in its management transition process and organizational and succession planning (the “Scope of Work") during the Term hereof.  Consultant shall perform such services in a first rate, competent and timely manner to the satisfaction of Company, retaining control over the means, manner and methods used to accomplish the Scope of Work.  Consultant shall adhere to the policies and procedures established by Company, use his commercially reasonable efforts to promote Company’s interests, and give Company the benefit of his experience, knowledge and skills.  Consultant’s hours of work and workplace shall be of his own choosing. If Consultant’s services are requested by the CEO or Board of Directors of the Company during the Term, Company will reimburse Consultant for his reasonable out of pocket expenses for travel in connection with providing those services. Consultant shall submit accurate and complete supporting documentation for reimbursement of such expenses and shall follow Company’s policies and requirements in connection with such expenses.

    1.2   Outside Engagement. Nothing herein shall preclude Consultant from performing services during the Term for other clients, entities or acting as an employee for entities other than Company, provided, however, that Consultant may not use any Confidential Information (as defined in Article 3 below) for any personal gain or other business opportunity or for any other reason other than to assist Company pursuant to this Agreement.

    1.3   Relationship of the Parties.  The parties intend that Consultant perform its duties as an independent contractor. Accordingly, Consultant has no right or authority of any kind to act as a servant, agent or employee of Company.   Consultant hereby acknowledges and agrees that Consultant has no authority to bind Company in any manner or, on behalf of Company, to enter into or modify any contract or other documents entered into or to be entered into by Company without the advance written approval of Company

    1.4   No Benefits.   The parties agree that, by virtue of this provision of services, Consultant shall not be entitled to any Company benefits, including life insurance, death benefits, accident and health insurance, or other benefits.

ARTICLE 2
COMPENSATION TO CONSULTANT

    2.1   Compensation for Services.  For the performance of services hereunder, Company shall pay Consultant in cash a gross amount of $2,032,575, payable as follows: $1,912,575 on or before December 31, 2015, with the balance of $120,000 to be paid in 12 equal installments of $10,000, payable on or about the 30th day of each month, beginning in January, 2016 and ending in December, 2016.  To the extent required by law, the payments described in this paragraph will be reduced for any required deductions, including applicable federal, state and local income and employment tax withholdings; otherwise, Consultant shall be responsible for payment of all taxes associated with receipt of this money.

ARTICLE 3

OWNERSHIP AND USE OF DOCUMENTS AND INFORMATION; RESTRICTIVE COVENANT

    3.1   Ownership of Documents.  All documents and other products of Consultant's services under this Agreement are and shall remain the property of Company.

    3.2   Confidentiality of Information.  Consultant recognizes that its relationship with Company has afforded him access in the past and will give him access during the term of this Agreement to confidential, non-public, and proprietary information and trade secrets (“Confidential Information”).  Consequently, during the Term and thereafter, Consultant shall not use for himself or for others or divulge to anyone except persons specifically designated by Company any such Confidential Information, including relating to the services Consultant is to provide hereunder.  This information will be safeguarded by Consultant to the same extent that Consultant safeguards his own Confidential Information, but in no event less than a reasonable level of care to safeguard such confidential information.  Upon termination or expiration of this Agreement, Consultant shall deliver all such information promptly to Company at Company’s request.  Additionally, and without limiting the foregoing, Consultant shall  not participate in or facilitate the dissemination to the media or any other third party: (a) of any confidential information concerning any Regency Centers L.P., or Regency Centers L.P.’s parents, subsidiaries,  joint venturers, and other related or affiliated entities (each a “Regency Entity”) or any employee of any Regency Entity; or (b) of any damaging or defamatory information concerning any Regency Entity or Consultant’s experiences as a consultant to any Regency Entity without the Company’s prior written consent; provided, however, nothing herein shall prevent Consultant from providing testimony if subpoenaed or compelled by legal process to do so. Among other remedies, Company shall be entitled to injunctive relief for Consultant’s breach of this Section 3.2.

    3.3   Restrictive Covenant.  During the Term of this Agreement:

          3.3.1      Consultant shall not directly or indirectly recruit, induce, or solicit any employee of any Regency Entity,  or any other person with which any Regency Entity was actively conducting negotiations for employment during the Term, to leave such employment; and

          3.3.2     Consultant shall not directly or indirectly solicit or  induce: (a) any tenant in a shopping center  of any Regency Entity that was a tenant during the Term to terminate a lease; or (b) any tenant,  property owner, co-investment partner, or build to suit customer  with whom any Regency Entity had a lease, acquisition contract, business combination contract, co-investment partnership agreement,  development contract or build to suit customer during the Term to terminate such lease or other contract; or (c) any prospective tenant, property owner,  co-investment partner,  developer or other party with which any Regency Entity was actively conducting negotiations during the Term with respect to a lease, acquisition, business combination, co-investment partnership,  development project or other transaction to cease such negotiations.

ARTICLE 4
TERM AND TERMINATION OF AGREEMENT

    4.1   Term.  This Agreement shall be effective as of the Effective Date when signed by both parties and shall remain in effect through and until December 31, 2016  (the “Term”), unless and until terminated as provided for herein.

    4.2   Termination.  This Agreement may be terminated for Cause (as such term is defined in Section 4.4 below)  at any time by either party upon written notice to the other and the breaching party’s failure to cure such breach within ten (10) days of such written notice. In addition, this Agreement may be terminated by Company at any time without cause upon written notice to Consultant.  Immediately after such termination, Consultant shall return to Company all Company’s documents in Consultant’s possession, including all Confidential Information, whether stored as electronic data or in any other form.

    4.3   Payment on Termination.  If this Agreement is terminated by Company without cause or for any reason other than Consultant’s fault or a breach of this Agreement by Consultant, Consultant shall be entitled to the compensation which is otherwise due and payable as set forth above. If this Agreement is terminated by Company for Cause, or if Consultant voluntarily terminates this Agreement at any time, then no further payments will be due to Consultant hereunder and such payments shall be considered forfeited.

    4.4     “Cause” Defined. For purposes of this Agreement, the term “Cause” shall mean if:

          4.4.1   Consultant is convicted of committing a felony under any state, federal or local law;

          4.4.2   Consultant materially breaches this Agreement;

          4.4.3    Consultant engages in willful misconduct, including, without limitation, fraud, misappropriation or embezzlement, or negligent conduct in performing his duties; or

          4.4.4    Consultant engages in conduct that could reasonably be expected to cause harm to the reputation of Company, and Consultant fails to cure the breach to the reasonable satisfaction of Company, if capable of cure, within thirty (30) days after written notice by Company of the breach.

ARTICLE 5
MISCELLANEOUS

    5.1   Indemnity and Defense Obligations.  Consultant shall indemnify, defend and hold harmless Company and Regency Entities, and their respective stockholders,  members, partners, employees, officers, directors, insurers, and agents from and against any and all claims, demands, causes of action, damages, losses, expenses, judgment liens, encumbrances, orders, awards or other liability that arise out of or are in any way connected with the performance of Consultant's services pursuant to this Agreement, including but not limited to: (a) claims related to personal injury or death; (b) claims of property damage or loss of use of property; and (c) other claims alleging negligent action or failure to act, or intentional or willful conduct, by Consultant  or anyone else for whom Consultant is legally liable in connection with his services under this Agreement.  This indemnification and defense obligation shall survive the termination or expiration of this Agreement.

    5.2   Successors and Assigns.     Company and Consultant, respectively, bind themselves, their successors, permitted assigns and legal representatives to the other party to this Agreement, and this Agreement shall inure to the benefit of Company and Consultant, respectively, and their successors, permitted assigns and legal representatives; provided, however, that  Consultant shall not assign any interest in this Agreement or delegate any duties under this Agreement without the prior written consent of Company, which may be withheld in its sole and absolute discretion.

    5.3   Notices.  Any notices or other communication which may or must be given hereunder shall be in writing addressed to the parties as follows below.  Any such notice shall be deemed to be received upon delivery thereof, if delivered by personal delivery upon the next business day after timely and proper deposit with an overnight nationally recognized courier with request for next-day service; or upon actual receipt, if delivered by U.S. certified or registered mail, postage prepaid, return-receipt requested.

       To Company:

       Regency Centers, L.P.
       Attn:  Martin E. Stein, Jr., CEO
      One Independent Drive
      Suite 114
      Jacksonville, FL 32202

       With a copy to:

       General Counsel
      Regency Centers, L.P.
      One Independent Drive
      Suite 114
      Jacksonville, FL 32202

       To Consultant:

       Brian M. Smith
      3855 Ortega Boulevard
      Jacksonville, FL 32210

    5.4   Entire Agreement.  The terms of this Agreement are intended by the parties to be the final and complete expression of their understanding regarding the subject matter of the Agreement and may not be contradicted by evidence of any prior or contemporaneous statements, representations, agreements or understandings.  This Agreement supersedes all prior communications and representations between the parties and is intended to be the sole embodiment of the relationship between the parties.  The parties specifically waive and disclaim any rights or interest based upon previous agreements or representations of the parties.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.  No addition to, deletion from or modification of any term or provision of this Agreement shall be effective unless it is made in a writing signed by the parties hereto.

    5.5   No Waiver of Breach.  No failure by Company to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a breach hereof shall constitute a waiver of any such breach or any such term.  No waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect, or the rights of Company with respect to any other then existing or subsequent breach.

    5.6   Dispute Resolution. Any dispute, controversy or claim between Company and Consultant arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville, Florida, in accordance with the applicable rules of the American Arbitration Association then in force and Florida law within thirty (30) days after written notice from one party to the other requesting that the matter be submitted to arbitration; provided that this Section shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened violation by Consultant of its obligations under Article 3 in any court of competent jurisdiction.  The arbitration decision or award shall be binding and final upon the parties.  The arbitration award shall be in writing and shall set forth the basis thereof.  The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.  Each party shall be responsible for its own costs, fees and expenses in any dispute or proceeding regarding the enforcement of this Agreement.

    5.7   Survival of Covenants. All covenants made by Consultant pursuant to this Agreement shall survive termination of this Agreement and/or Company's final payment to Consultant.

    5.8   Construction.  The language in and provisions of this Agreement shall in all cases be simply construed according to their fair meaning and not strictly for or against Consultant or Company.  The parties agree that each has had the benefit of its own counsel regarding the preparation, negotiation and execution of this Agreement.

    5.9   Governing Law.  This Agreement shall be governed by, and construed according to, the laws of the State of Florida.

    5.10           Severability.  Should any provision of this Agreement be unenforceable, the remaining terms and conditions of this Agreement shall remain in full force and effect to the fullest extent possible.

   5.11           Limitation of Liability.    Notwithstanding anything contained in this Agreement to the contrary, the obligations of Company under this Agreement (including any actual or alleged breach or default by Company) do not constitute personal obligations of the individual partners, directors, officers, members, shareholders or insurers of Company or Company’s partners, and Consultant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Company or against Company’s partners or any other persons or entities having any interest in Company, or any of their personal assets for satisfaction of any liability with respect to this Agreement.  Company shall not be liable to Consultant for any exemplary, punitive, special, indirect, consequential, remote or speculative damages, including lost profits, except for the payments expressly contemplated by this Agreement.

   5.12      Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

    Regency Centers, L.P.
    a Delaware limited partnership                                           Brian M. Smith

    //s//__________________________                                         //s//________________________
By: Regency Centers Corporation                                             Individually
General Partner